 Filed Pursuant to Rule 424(b)(3)
 File No. 333-271611
PROSPECTUS
Up to 581,981
American Depositary Shares
Representing 69,837,720 Shares
This prospectus relating to the resale, by the selling shareholder identified in this prospectus of American Depositary Shares, or ADSs, has been filed following the change in our ADS ratio from one ADS to six ordinary shares to the new ADS ratio of one ADS to one hundred and twenty ordinary shares effective on October 23, 2023, or the ADS Ratio Change. The ADS Ratio Change has the same effect as a one to twenty ADS reverse split. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the ADS Ratio Change.
This prospectus relates to the resale by the selling shareholder identified herein of up to 581,981 ADSs representing 69,837,720 of our ordinary shares, consisting of (i) warrants to purchase up to an aggregate of 55,809,720 shares, represented by 465,081 ADSs, or the Warrants, with an exercise price of USD 20.00 per ADS and expiring, on April 5, 2028, and (ii) Pre-Funded Warrants to purchase up to 14,028,000 shares represented by 116,900 ADSs, or the Pre-Funded Warrants, with an exercise price of USD 0.20 per ADS. The Pre-Funded Warrants may be exercised until exercised in full. The Warrants consist of warrants originally issued on April 5, 2023 and amended warrants that were originally issued on December 21, 2021 and July 26, 2022, as such warrants were amended on April 3, 2023 to reduce the exercise price and amend such other terms to match the April 5, 2023 warrants.
The selling shareholder is identified in the table on page 15. No ADSs or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholder, we will receive proceeds from the exercise of any Warrants or Pre-Funded Warrants for cash. See “Use of Proceeds.” The selling shareholder may sell all or a portion of the shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”
The ADSs, each representing one hundred and twenty of our shares, are listed on the Nasdaq Capital Market, or Nasdaq, under the trading symbol “ADXN.” The ADSs began trading on Nasdaq on January 29, 2020 with a ratio of six shares to one ADS that has been changed to a new ratio of one hundred and twenty shares to one ADS effective on October 23, 2023. Our shares are listed on the SIX Swiss Exchange, or SIX, under the symbol “ADXN.” The closing price of our ADSs on Nasdaq on October 20, 2023 was USD0.34 per ADS before the change in ADS ratio, and the closing price of our shares on SIX on October 20, 2023 was CHF0.058 per share. There is no established market for the Warrants or Pre-Funded Warrants.
We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in ADSs representing our shares involves a high degree of risk. Before buying any ADSs representing our shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 23, 2023

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.
For investors outside of the United States:   Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties such as investment banking analysts, industry, medical and general publications, government data and similar sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus.

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ABOUT THIS PROSPECTUS
We are organized under the laws of Switzerland. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Addex,” “Addex Therapeutics,” “Addex Therapeutics Ltd,” “the Company,” “we,” “us” and “our” refer to Addex Therapeutics Ltd together with its subsidiaries.
We own trademarks for Addex Therapeutics in Switzerland. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
All ADS numbers and exercise prices per ADS indicated in this prospectus, except as otherwise indicated, have been updated in order to give retroactive effect to the ADS Ratio Change. As of October 23, 2023, the new ADS ratio is one ADS to one hundred and twenty ordinary shares. The ADS Ratio Change has the same effect as a one to twenty ADS reverse split.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in ADSs representing our shares, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors,” the accompanying prospectus, the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and any free writing prospectus that we have authorized for use in connection with the offering, before making an investment decision. This prospectus may add to, update or change information contained in or incorporated by reference.
Overview
We are a clinical-stage pharmaceutical company focused on the development and commercialization of an emerging class of novel orally available small molecule drugs known as allosteric modulators. Allosteric modulators target a specific receptor or protein and alter the effect of the body’s own signaling molecules on their target through a novel mechanism of action. These innovative small molecule drug candidates offer several potential advantages over conventional non-allosteric molecules and may offer an improved therapeutic approach to existing drug treatments. To date, our research and development efforts have been primarily focused on building a portfolio of proprietary drug candidates based on our allosteric modulator development capability. We believe that the allosteric modulator principle has broad applicability across a wide range of biological targets and therapeutic areas, but our primary focus is on G-protein coupled receptors, or GPCR, targets implicated in neurological diseases, where we believe there is a clear medical need for new therapeutic approaches.
Using our allosteric modulator discovery capabilities, we have developed a pipeline of proprietary clinical and preclinical stage drug candidates. We or our partners are developing these clinical and preclinical stage proprietary drug candidates for diseases for which there are no approved therapies or where improved therapies are needed including epilepsy, post-stroke sensorimotor recovery, substance use disorder, or SUD, chronic cough, stress related disorders including post-traumatic stress disorder, or PTSD, schizophrenia and other neuropsychiatric and neurodegenerative diseases.
Our lead drug candidate ADX71149, is a novel orally active metabotropic glutamate receptor subtype 2 positive allosteric modulator, or mGlu2 PAM for the treatment of epilepsy. Our partner, Janssen Pharmaceuticals, Inc., or Janssen, a subsidiary of Johnson & Johnson, is conducting a placebo-controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Cohort 1 of the study has been completed and on May 10, 2023 we announced that an interim review committee, or IRC recommended to continue the study, following review of unblinded data from Part 1 of patient Cohort 1. An open label study has also been underway since the third quarter of 2022 and Cohort 2 is currently enrolling patients, testing a different dose of ADX71149. Results evaluating the efficacy, safety and tolerability of ADX71149 in combination with levetiracetam or brivaracetam from patient Cohorts 1 and Cohort 2 are anticipated for the second quarter of 2024. Under our agreement with them, Janssen is responsible for financing the development and commercialization, if any, of ADX71149.
Our second clinical stage program is dipraglurant, a metabotropic glutamate receptor subtype 5 negative allosteric modulator, or mGlu5 NAM, for post-stroke sensorimotor recovery. There are currently no drugs to support sensorimotor recovery and current therapies rely on retraining and physiotherapy, with rehabilitation, largely partial, taking 6 month or more. Functional recovery by stimulating network connectivity in the brain with mGlu5 NAM post-stroke, has been highlighted in a recent publication in Brain and demonstrated preclinically with dipraglurant, which significantly restored functional control after just three days of once-daily treatment. We are conducting additional in vivo studies with dipraglurant in animal models of stroke and subject to funding, we plan to commence a Phase 2a study in 2024.There is a large unmet need in post-stroke sensorimotor recovery, and we believe this innovative approach represents a significant commercial opportunity.
We are conducting a funded research program to discover novel gamma-aminobutyric acid subtype-b positive allosteric modulators, or GABAB PAMs for Indivior PLC, or Indivior. We are currently in the clinical candidate selection phase and expect IND enabling studies to begin in 2024. Under the terms of the agreement with Indivior, we have the right to select drug candidates for development in certain exclusive indications outside SUD and plan to develop our GABAB PAM drug candidate for the treatment of chronic cough. This target is clinically validated with baclofen, an orthosteric agonist of GABAB, used off label to treat chronic cough patients. However, baclofen’s use is limited by serious side-effects, short half-life and gradual loss of efficacy during chronic treatment. By more precisely targeting the GABAB receptor with a PAM we aim to have a best-in-class treatment with improved tolerability suitable for the chronic nature of this disease. This indication has a significant unmet medical need and represents a significant commercial opportunity. We are in late clinical candidate selection phase and have demonstrated proof-of-concept in animal models of cough with several compounds. Subject to funding, we expect IND enabling studies to begin in 2024.
Allosteric modulators have broad applicability for many clinically validated GPCR targets which are implicated in multiple therapeutic indications. We intend to continue to leverage our scientific expertise in allosteric modulation and our proprietary technology platform to discover novel drug candidates for the treatment of neurological diseases. Three of the most advanced programs include:
mGlu7 NAM for stress related disorders including PTSD. We are developing mGlu7 NAM as a novel orally available treatment to reduce fear memory in PTSD, a disorder that can lead to intense fear and anxiety. Current medication is unspecific and ineffective, with a number of side effects. By selectively targeting mGlu7 with NAMs, the brain circuitries involved in fear and anxiety can be more precisely modulated, potentially resulting in a more focused response and fewer side effects than current therapeutic approaches. Subject to regulatory approval, we believe our mGlu7 NAM may offer an innovative and differentiated treatment approach from existing therapies. We have selected our clinical candidate, identified numerous back-up compounds and we are ready to initiate IND enabling studies.
Muscarinic acetylcholine receptor 4 positive allosteric modulator, or M4 PAM for the treatment of schizophrenia and other psychosis. This target is clinically validated by xanomeline, a nonselective M1/M4 agonist which can’t be used widely due to side-effects. We are currently optimizing multiple chemical series of highly selective M4 PAM compounds with the objective to improve efficacy and tolerability. We have entered clinical candidate selection phase and expect to commence IND enabling studies in the second half of 2024.
mGlu2 NAM for the treatment of mild neurocognitive disorders, or mNCD. We are developing mGlu2 NAM as a novel orally available treatment for mNCD associated with neurodegenerative disorder such as Alzheimer’s disease and Parkinson’s disease and depression as a comorbidity. The program is in late lead optimization phase and a consortium led by Addex has been awarded a €4 million Eurostars grant to deliver clinical candidates to treat mNCD. We expect to enter clinical candidate selection in the second half of 2024.
Based on our expertise in allosteric modulation, our goal is to build a leading neuroscience company focused on conditions where current treatment options are limited and where unmet medical needs exist. Our business strategy includes the possibility of entering into collaborative arrangements with third parties to complete the development and commercialization of our proprietary drug candidates, such as our partnership with Janssen for ADX71149 and our strategic partnership with Indivior for GABAB PAM. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. To date, we have secured grants and other funding from: The Michael J. Fox Foundation for Parkinson’s Research, or MJFF, for the development of dipraglurant for the treatment of PD-LID; the National Institute of Drug Abuse, or NIDA, to generate important data on the role of GABAB in substance use disorder; the Swiss Innovation Agency, or Innosuisse, to advance our understanding of the role of our drug candidates in neurodegenerative and psychiatric diseases; the Eurostars Joint Programme, or Eurostars, to identify novel drug candidates on mGlu7 NAM for PTSD and mGlu2 NAM for mNCD; and the Charcot-Marie-Tooth Association, or CMTA to evaluate the role of GABAB PAM compounds in preclinical models of CMT1A. As we advance our clinical and preclinical programs, we will continue to apply for subsidies, grants and government or agency sponsored studies that could offset or reduce our development costs.

Corporate Information
We are organized as a stockholding company under the laws of Switzerland. Our American Depositary Shares have been listed on Nasdaq under the symbol “ADXN” since January 29, 2020, and our shares have been listed on SIX since May 2007 under the symbol “ADXN”.
Our corporate headquarters is located at Chemin des Mines 9, CH-1202 Geneva, Switzerland, where the telephone number is +41 (0)22 884 1555, and our registered office is located at c/o Addex Pharma SA, Chemin des Aulx 12, CH-1228 Plan-les-Ouates, Geneva, Switzerland. Our website address is www.addextherapeutics.com/en/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

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to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed USD1.235 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds USD700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than USD1.0 billion in non-convertible debt securities during any three-year period.
Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Recent Developments
ADS Ratio Change
The change in ADSs ratio from one ADS to six ordinary shares to the new ADS ratio of one ADS to one hundred and twenty ordinary shares, or the ADS Ratio Change, went effective on October 23, 2023.
The ADS Ratio Change has the same effect as a one for twenty reverse ADS split and is intended to enable the Company to regain compliance with the Nasdaq minimum bid price requirement. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the ADS Ratio Change. At the effective date of the ADS Ratio Change, all ADSs then held have been cancelled and new ADSs have been issued, whereby for every twenty ADSs cancelled, one new ADS have been issued. No fractional ADSs have been issued in the ADS Ratio Change. Instead, fractional entitlements to new ADSs have been aggregated and sold by the depositary bank and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes and expenses) have been distributed to the applicable ADS holders by the depositary bank. Addex’s ADSs will continue to be traded on the Nasdaq Capital Market under the ticker symbol “ADXN”.
April 2023 Offering and Warrant Repricing
The shares offered in this prospectus relate in part to the resale by the selling shareholder of up to 45,606,948 shares deliverable upon the exercise of certain ordinary warrants and pre-funded warrants which were issued in a private placement pursuant to a securities purchase agreement, or the April 2023 Securities Purchase Agreement, between us and the selling shareholder, dated April 3, 2023, which we conducted concurrently with a registered direct offering of ADSs. The warrants issued in connection with the April 2023 Securities Purchase Agreement included:
(i)   ordinary warrants to purchase up to an aggregate of 31,578,948 shares, exercisable 90 days after the date of issuance at an exercise price of CHF 0.15 per share and expiring on April 5, 2028; and
(ii)   pre-funded warrants to purchase up to 14,028,000 shares, exercisable 60 days after the date of issuance and will expire when exercised in full.
Additionally, by letter agreement, dated April 3, 2023, we and the selling shareholder agreed to amend certain ordinary warrants issued during prior offerings. The warrants that were amended were originally issued in private placements that closed on December 21, 2021 and July 26, 2022. The December 21, 2021 warrants were originally exercisable at CHF 1.00 per share to purchase an aggregate of up to 9,230,772 shares. The July 26, 2022 warrants were originally exercisable at CHF 0.30 per share to purchase an aggregate of up to 15,000,000 shares. These warrants were amended to reduce their exercise price to   CHF 0.15 per share and their exercise period was extended to April 5, 2028. As a consequence, as of the date of this prospectus the selling shareholder has a total of 55,809,720 shares issuable through Warrants representing 465,081 ADSs with an exercise price of USD 20.00 per ADS and expiring on April 5, 2028. The remaining 14,028,000 shares representing 116,900 ADSs issuable through Pre-Funded Warrants with an exercise price of USD 0.20 will expire when exercised in full (See “Exercise of Pre-Funded Warrants” below).
The warrants and pre-funded warrants issued pursuant to the April 2023 Securities Purchase Agreement and the repricing letter agreement were issued pursuant to the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. We are filing this post-effective amendment to the registration statement on Form F-1, of which this prospectus is a part, to enable the selling shareholder to resell, free of restrictions on resale, the ADSs that are delivered upon any exercise of the warrants and pre-funded warrants and the shares underlying such ADSs.
Exercise of Pre-Funded Warrants
From April 5, 2023 to October 18, 2023, the selling shareholder exercised Pre-Funded Warrants for a total number of 79,591 ADSs.
Nasdaq Minimum Bid Price Deficiency
On May 18, 2023, we received written notification from Nasdaq indicating that, for the last thirty consecutive business days, the bid price for our American Depositary Shares (ADSs) had closed below the minimum USD1.00 per ADS requirement for continued listing on Nasdaq under listing rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days grace period to regain compliance and will receive written notification if we achieve compliance at any time during this period. Compliance will be achieved if the bid price of the ADSs closes at USD1.00 per ADS or more for a minimum of ten consecutive business days. We will monitor the bid price of our ADSs and evaluate options to regain compliance with Nasdaq’s minimum bid price rule within the compliance period. If compliance with Rule 5550(a)(2) is not regained by November 8, 2023, our ADSs may be delisted from the Nasdaq Capital Market. Our operations are not affected by the receipt of the notification letter and in order to regain compliance, we executed the ADS Ratio Change that went effective on October 23, 2023. Based on the closing price of our ADSs on the Nasdaq Capital Market on October 20, 2023 and on the ADS Ratio Change, we expect to be notified from Nasdaq that we have regained compliance with the minimum bid price requirement and that we are back in compliance with the applicable Nasdaq continued listing criteria before the end of the grace period.
Sale Agency Agreement
On July 25, 2023, we entered into a sale agency agreement with Kepler Cheuvreux to sell treasury shares on Six Swiss Exchange from time to time, the substantive terms of which aligned with the original sale agency agreement between us and Kepler Cheuvreux, dated August 24, 2020 which was most recently amended on June 21, 2022. The new sale agency agreement expires on June 26, 2024. From July 25, 2023 to October 18, 2023, 263,867 shares listed on SIX have been sold with a total net proceeds of CHF 16,000.
Extension of the research agreement with Indivior
On August 2, 2023, the research agreement with Indivior was extended until June 30, 2024 and Indivior committed additional research funding of CHF 2.7 million of which CHF 1.1 million is expected to be received directly by us and CHF 1.6 million paid directly by Indivior to third party suppliers that are supporting the funded research program.
Eurostar/Innosuisse’s Grant
In September 2023, we were awarded a grant by Eurostars/Innosuisse to support our mGlu2 program and we will directly receive CHF 0.5 million.

THE OFFERING
This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to an aggregate of 581,981 ADSs (representing 69,837,720 shares) consisting of (i) Warrants to purchase an aggregate of 55,809,720 shares, represented by 465,081 ADSs with an exercise price of USD20.00 per ADS and expiring on April 5, 2028, and (ii) Pre-Funded Warrants to purchase up to 14,028,000 shares represented by 116,900 ADSs with an exercise price of USD0.20 per ADS. The selling shareholder may sell its ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any Warrants or Pre-Funded Warrants that are exercised for cash.
Securities offered by the selling shareholder
465,081 ADSs (representing 55,809,720 shares) deliverable upon exercise of the Warrants, (ii) 116,900 ADSs (representing 14,028,000 shares) deliverable upon exercise of the remaining Pre- Funded Warrants.
Shares outstanding as of October 18, 2023
98,637,058
Shares outstanding as of October 18, 2023 assuming exercise of the remaining Pre-Funded Warrants
112,665,058 shares, which assumes the exercise of the Pre-Funded Warrants to purchase 116,900 ADSs (representing 14,028,000 shares)
Shares outstanding as of October 18, 2023 assuming exercise of the remaining Pre-Funded Warrants and Warrants
168,474,898 shares, which assumes the exercise of the remaining Pre-Funded Warrants and Warrants to purchase 581,981 ADSs (representing 69,837,720 shares)
The ADSs .
Each ADS represents one hundred and twenty of our shares. The depositary will be the holder of the shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the ADSs.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.
The Warrants
The Warrants regroup the Ordinary Warrants issued on April 5, 2023 and the Amended Warrants amended on April 3, 2023. Ordinary and Amended Warrants have the same exercise price of USD20.00 per ADS and will expire both on April 5, 2028. Ordinary Warrants are exercisable 90 days from the date of issuance Whilst Amended Warrants are exercisable starting July 5, 2023.
The Pre-Funded Warrants
The exercise price of the Pre-Funded Warrants is USD0.20 per ADS. The Pre-Funded Warrants are exercisable 60 days from the date of issuance may be exercised until the Pre-Funded Warrants are exercised in full.
Use of Proceeds
We will not receive any proceeds from the sale of the shares represented by ADSs by the selling shareholder. All net proceeds from the sale of the ADSs represented by shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any exercise of Warrants and Pre-Funded Warrants for cash.
We intend to use the proceeds from the exercise of any Warrants, or Pre-Funded Warrants for cash to advance our portfolio of drug candidates and for general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”
Depositary
Citibank, N.A.
Risk Factors
You should read the “Risk Factors” section starting on page 8 of this prospectus, and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in ADSs representing our shares.
Trading Symbols
Our ADSs are listed on Nasdaq under the symbol “ADXN” and our shares are listed on the SIX under the symbol “ADXN”.
Unless otherwise stated in this prospectus, the number of our shares set forth herein is based on 98,637,058 shares outstanding as of October 18, 2023, but excludes:
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43,862,203 treasury shares indirectly held through our wholly owned subsidiary Addex Pharma SA as of October 18, 2023, of which 43,687,031 are available for the exercise of the Warrants or Pre-Funded Warrants;

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40,074,155 shares issuable out of our capital band expiring on May 30, 2028, available for the exercise of the Warrants, or Pre-Funded Warrants;

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48,123,205 shares issuable out of our conditional capital, including (i) 33,123,205 shares reserved for issuance upon exercise of the Warrants, the Pre-Funded Warrants and any other warrants granted in connection with issuances of bonds, similar obligations or other financial instruments and (ii) 15,000,000 shares reserved for issuances pursuant to our equity incentive plans of which 14,097,581 relate to outstanding options as of October 18, 2023.

RISK FACTORS
Investing in ADSs representing our shares involves a high degree of risk. Before deciding whether to invest in, you should carefully consider the risks and uncertainties described under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the SEC on March 30, 2023, which is incorporated by reference in this prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ADSs would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to our ADSs and Shares
A substantial number of shares and ADSs may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for our shares and ADSs.
Sales of a substantial number of shares and ADSs in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our shares and ADSs to decline. A substantial majority of our outstanding shares and ADSs are, and the shares and ADSs offered hereby will be, freely tradable without restriction or further registration under the Securities Act.
An investment in our securities is speculative, and there can be no assurance of any return on any such investment.
An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
We have broad discretion over the use of the net proceeds from the exercise of any Pre-Funded Warrants or Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of the shares or ADSs.
Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of Pre-Funded Warrants or Warrants for cash. We may spend or invest these proceeds in ways with which our shareholders and holders of ADSs disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of Pre-Funded Warrants or Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
Our ADSs may be delisted from The Nasdaq Capital Market which could negatively impact the price of our ADSs, our liquidity and our ability to access the capital markets.
Our ADSs are currently listed on The Nasdaq Capital Market under the symbol “ADXN.” The listing standards of The Nasdaq Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum bid price of USD1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. On May 18, 2023, we received a letter from the staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the bid price for our ADSs had closed below the minimum USD1.00 bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). In order to regain compliance, the closing bid price of our ADSs would have to meet or exceed USD1.00 per ADS for at least ten consecutive business days during the 180-calendar day grace period. In order to regain compliance, we executed the ADS Ratio Change which went effective on October 23, 2023. Based on the closing price of our ADSs on the Nasdaq Capital Market on October 20, 2023 and on the ADS Ratio Change, we expect to be notified from Nasdaq that we have regained compliance with the minimum bid price requirement and that we are back in compliance with the applicable Nasdaq continued listing criteria before the end of the grace period.
If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:
•
limited availability of market quotations for our securities;

•
a determination that the common stock is a “penny stock” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of common stock;

•
a limited amount of analyst coverage, if any; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

Delisting from The Nasdaq Capital Market could also result in other negative consequences, including the potential loss of confidence by third parties such as institutional investors and fewer business development opportunities.
If our ADSs lose their status on The Nasdaq Capital Market, we believe that they may be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our ADSs on these markets could be more difficult because smaller quantities of ADSs would likely be bought and sold, and transactions could be delayed. In addition, in the event our ADSs are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock or even holding our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward- looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:
•
the development of our drug candidates, including statements regarding the timing of initiation, completion and the outcome of pre-clinical studies or clinical trials and related preparatory work, the period during which the results of the studies or trials will become available and our research and development programs with respect to our drug candidates;

•
the impact of global macroeconomic conditions, including the COVID-19 pandemic, rising inflation, the U.S Federal reserve raising interest rates, bank failures and the Russia-Ukraine war, on our business and operations;

•
our ability to obtain and maintain regulatory approval of our drug candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•
our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

•
our plans to research, develop, manufacture and commercialize our drug candidates;

•
the timing of our regulatory filings for our drug candidates;

•
the size and growth potential of the markets for our drug candidates;

•
our ability to raise additional capital;

•
our commercialization, marketing and manufacturing capabilities and strategy;

•
our expectations regarding our ability to obtain and maintain intellectual property;

•
our ability to attract and retain qualified employees and key personnel;

•
our ability to contract with third party suppliers and manufacturers and their ability to perform adequately;

•
our ability to regain compliance with the Nasdaq Capital Market continued listing standards;

•
how long we will qualify as an emerging growth company or a foreign private issuer;

•
our estimates regarding future revenue, expenses and needs for additional financing;

•
our belief about the duration of our cash runway;

•
regulatory developments in the United States, European Union and other jurisdictions; and

•
our intended use of the net proceeds of this offering.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward- looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale by the selling shareholder of the ADSs registered hereby or the shares underlying such ADSs. All net proceeds from the sale of the shares represented by ADSs will go to the selling shareholder.
We may receive proceeds from the exercise of the Pre-Funded Warrants and Warrants to the extent they are exercised. We can make no assurances that any of the Pre-Funded Warrants and Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Pre-Funded Warrants and Warrants will be exercised.
We intend to use the net proceeds from any exercise of the Pre-Funded Warrants and Warrants for cash, together with our cash on hand, to advance our portfolio of drug candidates and for general corporate purposes.
Based on our current operating plan, we believe that with our existing cash and the exercise of the Pre- Funded Warrants, will enable us to fund our planned operating expenses and capital expenditures through the first quarter of 2024.The exercise of the Warrants has not been considered in our cash runway forecast as the timing of their exercise is difficult to be predicted.
Our ability to pursue and finance our operations and our intended development plans beyond such time will depend on our ability to generate additional funding through partnerships or grants and amounts that we may raise through the further financings such as additional equity offerings.
Our expected use of the proceeds from the exercise of any Pre-Funded Warrants and Warrants for cash represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the exercise of any Pre-Funded Warrants and Warrants for cash or the amounts that we will actually spend on the uses set forth above.
Our management will have broad discretion over the use of the net proceeds from any exercise of the Pre-Funded Warrants and Warrants for cash. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.
Pending any use described above, we may invest any proceeds from the exercise of any Pre-Funded Warrants or Warrants for cash in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed government obligations.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2023, on:
•
an actual basis; and

•
as adjusted basis to give effect to the partial exercise of Pre-funded Warrants for a total number of 79,591 ADSs.

Amounts in CHF	As of June 30, 2023 Actual	Adjusted as of June 30, 2023 Actual
	(unaudited)	(unaudited)
Cash and cash equivalents	7,169,069	7,169,069
Shareholders’ equity
Share capital	1,364,513	1,460,023
Share premium	263,658,040	264,917,800
Other equity	64,620,223	64,620,223
Treasury shares reserve	(635,311)	(635,311)
Other reserves	32,062,974	30,707,704
Accumulated deficit	(354,944,336)	(354,944,336)
Total shareholders’ equity, net	6,126,103	6,126,103
Total capitalization	6,126,103	6,126,103

DIVIDEND POLICY
We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our shares will benefit in the foreseeable future only if our shares appreciate in value.
Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits (“Jahresgewinn”) or brought forward from the previous business years (“Gewinnvortrag”) or if it has distributable reserves (“frei verfügbare Reserven”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted.
Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital and Articles of Association” in the accompanying prospectus.

SELLING SHAREHOLDER
The selling shareholder will acquire the shares represented by ADSs being registered for resale pursuant to this prospectus upon exercise of the Pre-Funded Warrants and Warrants it has acquired pursuant to those certain securities purchase agreements dated December 17, 2021, July 22, 2022 and April 3, 2023, collectively the Securities Purchase Agreements. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale of the ADSs issuable upon exercise of the Pre-Funded Warrants and Warrants that were sold pursuant to the Securities Purchase Agreements. We are registering the shares represented by ADSs in order to permit the selling shareholder to offer the ADSs represented by shares for resale from time to time.
Other than the relationship as selling shareholder under the Securities Purchase Agreements as described herein, to our knowledge the selling shareholder is not otherwise affiliated with us. Within the past three years, other than the relationship described herein, the selling shareholder has not held a position as an officer or a director of ours, nor has the selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder, unless otherwise noted. The selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. The selling shareholder does not have any family relationships with our officers, other directors or controlling shareholders.
The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite their name.
The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares held by the selling shareholder. Under the terms of the Warrants, the Pre-Funded Warrants, the selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares which would exceed 4.99% in the case of the Warrants, or 9.99% in the case of the Pre-Funded Warrants, of our then-outstanding shares following such exercise, excluding for purposes of such determination shares to be issued upon exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering.
The second column lists the number of shares beneficially owned and the percentage ownership represented by the shares beneficially owned by the selling shareholder, based on its ownership of shares, as of July 31, 2023.
The third column lists the total number of shares being offered by this prospectus by the selling shareholder.
The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the shares beneficially owned by the selling shareholder assuming the sale of all the shares offered by the selling shareholder pursuant to this prospectus, without regards to any limitations on exercise. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owner Prior to Offering(1)		Maximum Number of shares to be Sold Pursuant to this prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering(2)
Name of selling shareholder	Number	Percentage		Number	Percentage
Armistice Capital Master Fund Ltd(3)	75,993,720	45.10%	72,939,720	—	—

(1)
The shares beneficially owned prior to the Offering are comprised of 3,054,000 shares, 17,130,000 shares issuable upon the exercise of the Pre-Funded Warrants as the selling shareholder exercised Pre-Funded Warrants for a total number of 6,448,950 shares from April 5, 2023 to July 31, 2023 out of the initial number of 23,578,950 shares issuable, 55,809,720 shares issuable upon exercise of the Warrants. This figure assumes the exercise of all Warrants and Pre-Funded Warrants by the selling shareholder. Such exercise is limited by certain beneficial ownership limitations described in footnote 3 below.

(2)
We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder, including shares issuable upon exercise of the Pre-Funded Warrants and Warrants.

(3)
The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the total number of shares identified in the column entitled ‘Maximum Number of Shares to be Sold Pursuant to this Prospectus’ above, 17,130,000 of them are issuable only upon the exercise of Pre- Funded Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Pre-Funded Warrants if such exercise would result in the Master Fund owning greater than 9.99% of our outstanding shares following such exercise, 55,809,720 of them are issuable only upon the exercise of Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

DESCRIPTION OF SHARE CAPITAL
The following section describes our issued share capital as of October 18, 2023, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in Switzerland and the United States.
Capital structure
There were 2,465 shareholders registered in the share register on October 18, 2023. The distribution of shareholdings is divided as follows:
Number of shares	Number of registered shareholders on October 18, 2023
1 to 100	207
101 to 1,000	785
1,001 to 10,000	1,001
10,001 to 100,000	411
100,001 to 1,000,000	55
1,000,001 to 10,000,000	5
Above 10,000,000	1
Total	2,465
The shareholder base on October 18, 2023, was constituted as follows:
Shareholder structure according to category of investors (weighted by number of shares)
Private persons	30.18%
Institutional shareholders	5.01%
Treasury shares held by the Group	30.78%
Holders of ADSs listed on Nasdaq not registered in the share register	19.62%
Non identified	14.41%
Total	100.00%
Shareholder structure by country (weighted by number of shares)
United States	3.90%
Switzerland	27.27%
Treasury shares held by the Group	30.78%
Holders of ADSs listed on Nasdaq not registered in the share register	19.62%
Other countries	4.02%
Non identified	14.41%
Total	100.00%
Capital
As of October 18, 2023, the share capital amounted to CHF 1,424,992.61 divided into 142,499,261 issued shares with a nominal value of CHF 0.01 per share, of which 9,550,950 shares were issued from April 5, 2023 to October 18, 2023 following the exercise of Pre-Funded warrants and will be registered in the trade register in early 2024 at the latest in accordance with Swiss corporate law. As of October 18, 2023, we indirectly held 43,862,203 of our own shares. These shares are recorded as treasury shares, hence our outstanding capital amounted to 98,637,058 as of October 18, 2023.

Capital Band
Under the new Swiss corporate law, which became effective on January 1, 2023, the instrument of the authorized share capital has been replaced with that of the capital band.
According to the article 3b of the Articles as in force on October 18, 2023, the Company has a capital band ranging from CHF 1,329,483.11 (lower limit) to CHF 1,730,224.66 (upper limit), authorizing the Board of Directors to increase the share capital within the capital band, once or several times and in any amounts, until May 30, 2028 or until an earlier expiry of the capital range. The capital increase may be effected by issuing up to 40,074,155 fully paid-in registered shares with a par value of CHF 0.01 each or by increasing the par value of the existing shares within the limit of the capital range. The capital band does not authorize the Board of Directors to reduce the share capital. If the share capital increases as a result of an increase from conditional capital pursuant to Article 3c A) and B) of the Articles of Association, the upper limit of the capital band shall increase in an amount corresponding to such increase in the share capital.
In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 5 of the Articles of Association.
In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.
In the event of a share issue the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties, the Company or any of its group companies:
•
if the issue price of the new shares is determined by reference to the market price; or

•
for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

•
for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

•
for the participation of directors and employees at all level of the Company and its group companies; or

•
for the issuance of shares for conversions under convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company, which are being issued for the purposes of investments or acquisitions; or

•
for the financing of research and clinical development programs and other strategic projects of the Company; or

•
for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

•
for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s).

After a change of the par value, new shares shall be issued within the capital band with the same par value as the existing shares.
Conditional share capital
As of October 18, 2023, we have a total conditional share capital (capital conditionnel/bedingtes Kapital) of CHF 481,232. From April 5, 2023 to October 18, 2023, 9,550,950 shares have been issued through our conditional capital due to the exercise of Pre-Funded Warrants. The new issued shares will be registered in the trade register in early 2024 at the latest in accordance with Swiss corporate law and the articles of associations will be updated as below:
According to article 3c(A) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 150,000.00 through the issuance of a maximum of 15,000,000 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option rights or subscription rights attached to bons de jouissance which the employees, directors, contractors and/or consultants of the Company or a group company are granted according to respective regulations of the Board of Directors. The pre-emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles of Association.
According to article 3c(B) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 331,232.05 through the issuance of a maximum 33,123,205 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option and/or conversion rights which are granted to shareholders of the company and/or in connection with the issue of convertible debt instruments, bonds, loans, options, warrants or similar obligations or other financial instruments by the Company or another group company. In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board of Directors shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles of Association.
The Board is authorized to restrict or exclude the advanced subscription rights of shareholders:
•
if the debt or other financial instruments and/or conversion rights or warrants are issued for the purpose of financing or refinancing of the acquisition of enterprises, parts of an enterprise, or participations or new investments;

•
if such debt or other financial instruments and/or conversion rights or warrants are issued on the national or international capital markets and for the purpose of a firm underwriting by a banking institution or a consortium of banks with subsequent offering to the public; or

•
if such debt or other financial instruments and/or conversion rights or warrants are issued for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the advanced subscription rights of the existing shareholders.

If the Board excludes the advance subscription rights, the followings shall apply: the issuance of convertible bonds or warrants or other financial market instruments shall be made at the prevailing market conditions (including dilution protection provisions in accordance with market practice) and the new shares shall be issued pursuant to the relevant conversion or exercise rights in connection with bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10 -year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance.

Changes in capital
Nominal share capital
December 31, 2020	CHF	32,848,635
December 31, 2021	CHF	49,272,952
December 31, 2022	CHF	1,153,483
October 18, 2023	CHF	1,424,993(1)
Conditional share capital
December 31, 2020	CHF	16,424,317
December 31, 2021	CHF	24,636,476
December 31, 2022	CHF	151,976
October 18, 2023	CHF	481,232
Authorized share capital(2)
December 31, 2020	CHF	16,424,317
December 31, 2021	CHF	24,636,476
December 31, 2022	CHF	—
Capital band(3)
October 18, 2023	CHF	400,742

(1)
In accordance with Swiss corporate law, the issuance of 9,550,950 new shares through the exercise of Pre-Funded Warrants from April 5, 2023 to October 18, 2023 will be registered the trade register in early 2024 at the latest. As of October 18, 2023, the amount of the share capital as registered in the trade register is CHF 1,329,483.11 divided into 132,948,311 shares.

(2)
Under the new Swiss corporate law, which became effective on January 1, 2023, the instrument of the authorized share capital has been replaced with that of the capital band.

(3)
The indicated amount of CHF 400,742 corresponds to the maximum authorized increase of the share capital that may be effected by the Board of Directors under the capital band.

Changes in capital in 2020
In 2020 there was no change in the share capital of the Company.
On June 9, 2020 the shareholders resolved to extend the term of the authorized capital to June 9, 2022.
Changes in capital in 2021
On June 16, 2021, the shareholders increased the authorized capital from CHF 9,524,317 to CHF 24,636,476 expiring on June 16, 2023 and the conditional capital from CHF 16,424,317 to CHF 24,636,476.
On April 23, 2021, we increased our capital from CHF 39,748,635 to CHF 49,272,952 through the issuance of 9,524,317 new registered shares at nominal value of CHF 1 each out of the authorized capital.
On January 8, 2021, we increased our capital from CHF 32,848,635 to CHF 39,748,635 through the issuance of 6,900,000 new registered shares at nominal value of CHF 1 each, in connection with a global offering of shares.
Changes in capital in 2022
On December 15, 2022, we increased our share capital from CHF 979,094 to CHF 1,153,483 through the issuance of 17,438,883 new registered shares at nominal value of CHF 0.01 each out of the conditional capital, following the exercise of 17,438,883 equity incentive units at a strike price of CHF 0.13 by Board

Members, Executive Managers and other employees on October 26, 2022. Of the newly issued shares, 10,193,572 are subjected to sales restrictions.
On October 31, 2022, we increased our share capital from CHF 652,729.52 to CHF 979,094.28 through the issuance of 32,636,476 new registered shares from our authorized capital to our fully owned subsidiary, Addex Pharma SA, at CHF 0.01 per share.
On May 9, 2022, the shareholders (i) increased the authorized capital from CHF 8,636,476 to CHF 32,636,476 and extended its term to May 9, 2024 and (ii) increased the conditional capital from CHF 24,636,476 to CHF 32,636,476. On the same date, the shareholders approved the reduction of the nominal value from CHF 1.00 to CHF 0.01 of all 65,272,952 issued shares, and of all shares issuable from the authorized capital and conditional capital. The approved reduction was registered by the Geneva’s commercial registry on July 19, 2022 and published on July 22, 2022, after the expiration of a period of two months from the publication in the Swiss Gazette of Commerce of three calls to creditors. Our share capital was thus reduced by a total amount of CHF 64,602,222.48 from CHF 65,272,952 to CHF 652,729.52, and the authorized capital and conditional capital were each reduced by a total amount of CHF 32,310,111.24 from CHF 32,636,476 to CHF 326,634.76. Our total number of issued shares (i.e. 65,272,952) as well as our total number of issuable shares out of the authorized capital and conditional capital were not affected by the reduction. The amount corresponding to the nominal reduction of our issued capital was allocated to capital contribution reserves and there was no distribution to shareholders.
On February 2, 2022, we increased our capital from CHF 49,272,952 to CHF 65,272,952 through the issuance of 16,000,000 new registered shares at nominal value of CHF 1 each out of the authorized capital.
For further information on changes in capital for the years ending December 31, 2022 and 2021, including changes in reserves, refer to the consolidated statements of changes in equity as well as note 12 of the audited consolidated financial statements incorporated by reference into this registration statement.
Changes in capital in 2023
From April 5, 2023 to October 18, 2023, we increased our share capital by CHF 95,509.50 through the issuance of 9,550,950 new shares out of our conditional capital, as a result of the exercise of Pre-Funded warrants. The new issued shares will be registered in the trade register in early 2024 at the latest as allowed by the Swiss corporate law.
On June 14, 2023, we increased our share capital by CHF 176,000 through the issuance of 17,600,000 new registered shares from our capital band to our fully owned subsidiary, Addex Pharma SA, at CHF 0.01 per share.
On May 31, 2023, the shareholders (i) replaced the authorized capital with a capital band, as introduced under the new Swiss corporate law, under a new article 3b in our Articles of Association, thereby allowing the Board of Directors to increase the share capital up to CHF 1,730,224.66 at any time until May 30, 2028 by issuing 57,674,155 shares at a nominal value of CHF 0.01 each, and (ii) increased the conditional capital from CHF 151,975.93 to CHF 576,741.55.
Shares and participation certificates
Addex has one class of shares, i.e. registered shares with a nominal value of CHF 0.01 per share. Each share is fully paid up and carries one vote and equal dividend rights, with no privileges. We have no participation certificates (bons de participation / Partizipationsscheine).
Equity Sharing certification
Equity sharing certificates are available for granting to our employees and/or directors and/or consultants under our equity incentive plan. Equity sharing certificates do not form part of the share capital, have no nominal value, and do not grant any right to vote nor to attend meetings of shareholders. There are 1,700 equity sharing certificates (bons de jouissance / Genussscheine). Each equity sharing certificate grants the right to subscribe for 1,000 of our shares and a right to liquidation proceeds calculated in accordance with article 34 of the Articles.

Our shares and equity sharing certificates are not certificated. Shareholders and equity sharing certificate holders are not entitled to request printing and delivery of certificates, however, any shareholder or equity sharing certificate holder may at any time request that we issue a confirmation of its holdings.
Limitations on transferability of shares and nominee registration
A transfer of uncertified shares is affected by a corresponding entry in the books of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to Addex by the bank or the depository institution. If following a transfer of shares a shareholder wishes to vote at or participate in a shareholders’ meeting, such shareholder must file a share registration form in order to be registered in Addex’ share register with voting rights. Failing such registration, a shareholder may not vote at or participate in a shareholders’ meeting. The shares in the form of American Depositary Shares or ADSs are held by Citibank acting as depositary and voted at the shareholders’ meeting according to the instructions received from the ADS holders.
A purchaser of shares will be recorded in Addex’ share register as a shareholder with voting rights if the purchaser discloses its name, citizenship or registered office and address and gives a declaration that it has acquired the shares in its own name and for its own account.
Article 5 of the Articles provides that a person or entity that does not explicitly state in its registration request that it will hold the shares for its own account (Nominee) may be entered as a shareholder in the share register with voting rights for shares up to a maximum of 5% of the share capital as set forth in the commercial register. Shares held by a Nominee that exceed this limit are only registered in the share register with voting rights if such Nominee discloses the name, address and shareholding of any person or legal entity for whose account it is holding 1% or more of the share capital as set forth in the commercial register.
The limit of 1% shall apply correspondingly to Nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated. A share being indivisible, hence only one representative of each share will be recognized. Furthermore, shares may only be pledged in favor of the bank that administers the bank entries of such shares for the account of the pledging shareholders. If the registration of shareholdings with voting rights was effected based on false information, the Board may cancel such registration with retroactive effect. There are no further rules in the Articles for granting exceptions and no exceptions were granted in 2022. The Articles do not contain any provisions on the procedure and conditions for cancelling privileges and limitations on transferability.
Convertible bonds and options
As of October 18, 2023, we had no convertible or exchangeable bonds or loans outstanding. As of October 18, 2023, we had a total of 89,802,199 equity instruments outstanding, including 61,676,618 warrants (the “Warrants”), 14,028,000 pre-funded warrants (the “Pre-Funded Warrants”) and 14,097,581 shares reserved for the ESOP (the “ESOP Shares”). The ESOP Shares are granted to non-executive directors, members of the executive management, employees or consultants of the Group. They vest over a four-year period and have a 1:1 subscription ratio, a ten-year expiration term and an exercise price between CHF 0.106 to CHF 3.00. For information on equity incentive plans for non-executive directors, members of the executive management, employees and consultants, refer to note 13 of the audited consolidated financial statements incorporated by reference into this registration statement.
5,866,898 of the Warrants have been granted to various investors in connection with the capital increase of March 28, 2018 (the “2018 Warrants”). Each of the 2018 Warrants entitles the investors to subscribe without any specific conditions, one registered share at a price of CHF 3.43 during a seven-year period.
The remaining 55,809,720 Warrants represented by 465,081 ADSs, were granted to the same institutional investor (the “Institutional Investor”) through three offerings, respectively on December 21, 2021, July 26, 2022 and April 5, 2023. The Warrants have an exercise price of USD 20.00 per ADS (CHF 0.15 per share) and expire on April 5, 2028. Each ADS represents 120 shares listed on SIX Swiss Exchange. Their subscription ratio is 1:1. The 55,809,720 Warrants are divided into (i) 9,230,772 Warrants granted on December 21, 2021 with an initial exercise price of CHF 1.00 per share, initially expiring on December 21, 2027, (ii) 15,000,0000

Warrants initially granted on July 26, 2022 with an exercise price of CHF 0.30 per share, expiring on July 26, 2027, and (iii) 31,578,948 Warrants granted on April 5, 2023 with an exercise price of CHF 0.15 per share, expiring on April 5, 2028. As part of the offering completed on April 5, 2023 with the Institutional investor, the exercise price of the Warrants granted on December 21, 2021 and July 26, 2022 were reduced to CHF 0.15 per share and their exercise period was extended to April 5, 2028.
The 14,028,000 Pre-Funded Warrants represented by 116,900 ADSs, outstanding as of October 18, 2023 were granted to the Institutional Investor as part of the offering completed on April 5, 2023. Each ADS represents 120 shares listed on SIX Swiss Exchange. Their subscription ratio is 1:1. A total of 23,578,950 Pre-Funded Warrants were initially granted at a pre-funded price of CHF 0.14 per share. From April 5, 2023 to October 18, 2023, the Institutional Investor exercised 9,550,950 of the 23,578,950 Pre-Funded Warrants initially granted. As a result 14,028,000 of the Pre-Funded Warrants remain outstanding as of October 18, 2023.
Stock Exchange Listing
Our ADSs have been listed on Nasdaq, under the symbol “ADXN” since January 29, 2020 and our shares have been listed on SIX under the ticker symbol “ADXN” since May 21, 2007.
Registrar of Shares, Depositary for ADSs
Our share register is maintained by ShareCommService AG. The share register reflects only record owners of our shares. Holders of ADSs representing our shares will not be treated as our shareholders and their names will therefore not be entered in our share register. Citibank, N.A. acts as the depositary for the ADSs representing our shares and the custodian for shares represented by ADSs is Citibank Zurich.
Holders of ADSs representing our shares have a right to receive the shares underlying such ADSs. For discussion on ADSs representing our shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.
Notification and Disclosure of Substantial Share Interests
Under the applicable provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act (“FMIA”), persons who directly, indirectly or in concert with other parties acquire or dispose of our shares, purchase rights or obligations relating to our shares (the “Purchase Positions”) or sale rights or obligations relating to our shares (the “Sale Positions”), and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33∕%, 50% or 66∕% of our voting rights (whether exercisable or not) must notify us and the Disclosure Office of the SIX of such acquisition or disposal in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information via the SIX’s electronic publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares and Purchase Positions, on the one hand, and Sale Positions, on the other hand, may not be netted. Rather, the shares and Purchase Positions and the Sale Positions must be accounted for separately and may each trigger disclosure obligations if the respective positions reach, exceed or fall below one of the thresholds. In addition, actual share ownership must be reported separately if it reaches, exceeds or falls below one of the thresholds.
Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.
Obligation to Make an Offer
Pursuant to the FMIA, any person that acquires our shares, whether directly or indirectly or acting in concert with third parties, and, as a result, exceeds the threshold of 33 1∕3% of our voting rights (whether exercisable or not), must submit a public tender offer to acquire 100% of our shares. A company’s articles of association may waive this requirement or raise the relevant threshold to up to 49% (“opting out” and “opting up”, respectively).
Between March 16, 2018 and May 31, 2023, our Articles of Association included an opting-out provision (the “Opting-Out Provision”) exempting Growth Equity Opportunities Fund IV, LLC, c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093, and New Leaf Biopharma Opportunities I, L.P., 7 Times Square, Suite 3502, New York, NY 10036, United States, in each case including their direct or indirect partners or shareholders as well as any other entity or person (whether incorporated or not) that alone or together with others controls or otherwise holds any interest in them, from the duty to make a mandatory tender offer pursuant to Art. 135 of the FMIA. The Opting-Out Provision was limited in time and became ineffective on March 21, 2023. Therefore, the shareholders resolved on May 31, 2023 to remove the Opting-Out Provision from our Articles of Association.
The Swiss Takeover Board or the Swiss Financial Market Supervisory Authority FINMA may grant exemptions from the mandatory offer rule in certain circumstances. Also, there is no obligation to make a public tender offer under the FMIA and its implementing ordinances if the voting rights in question are acquired as a result of a gift, succession or partition of an estate, a transfer based upon matrimonial property law or execution proceedings. However, such acquisitions have to be notified to the Swiss Takeover Board.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank N.A. London Branch, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-235561 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one hundred and twenty shares that are on deposit with the depositary and/or custodian (See “Recent Developments — ADS Ratio Change”). An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the recordholders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement, the ADRs and ADSs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book- entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the ADSs representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
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we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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we fail to deliver satisfactory documents to the depositary; or

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it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, shares or rights to subscribe for additional shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
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we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

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we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Shares
The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Shares
The depositary will deliver ADSs if you or your broker deposits shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
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the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

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all preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised;

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you are duly authorized to deposit the shares;

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the shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

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the shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
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ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

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comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADSs, the ADR and applicable law;

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provide any transfer stamps required by the State of New York or the United States; and

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pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares held in respect of the ADSs may be limited by U.S. and Swiss considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
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temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

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obligations to pay fees, taxes and similar charges; or

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restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in “Description of Share Capital and Articles of Association” in this prospectus.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor, as far as practicable, subject to the laws of Switzerland and of our Articles of Association or similar documents, to vote, or have its agents vote, the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions which fail to specify the manner in which the depositary is to vote the securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders or otherwise contemplated in the deposit agreement) to have instructed the depositary to take all steps necessary to enable the independent proxy holder, as elected by the shareholders of the Company, to vote in accordance with the written proposals or recommendations of the board of directors. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fee
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Issuance of ADSs (e.g., an issuance of ADS upon a deposit of shares, upon a change in the ADS(s)-to- shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (i) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred
•
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, ADSs and ADRs; and

•
the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the

ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the shares represented by their ADSs and to direct the depositary of such shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•
The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by any holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law / Waiver of Jury Trial
The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by ADSs) are governed by the laws of Switzerland. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION
The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all securities covered hereby on the principal trading market on which the ADSs are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits selling shareholders;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

•
in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities in offshore transactions or in open market transactions under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.
Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the selling shareholder of securities, from the selling shareholder) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority and Supplementary Material .01 and Supplementary Material .02 thereto.
In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder may not use securities registered hereby to cover short sales of our shares or ADSs made prior to the date the registration statement of which this prospectus forms a part was originally declared effective by the SEC.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities registered hereby owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities registered hereby from time to time pursuant to this prospectus or any amendment to this prospectus, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the securities registered hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep the registration statement of which this prospectus forms a part effective at all times until the selling shareholder no longer owns any Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs or shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADS by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each selling shareholder at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Upon our being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities registered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

EXPENSES
The following are the estimated expenses of this offering payable by us with respect to the ADSs and the ADSs issuable upon exercise of the Warrants or Pre-Funded Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:
SEC registration fee	$729
Printing	$24,000
Legal fees and expenses	$105,000
Accounting fees and expenses	$20,000
ADSs issuance costs paid by Addex Therapeutics	$132,314
Miscellaneous fees	$10,000
Total	$292,043
LEGAL MATTERS
Unless otherwise indicated in any prospectus, Cooley LLP, New York, New York, will be representing us in connection with any offering and will pass upon certain matters of U.S. federal and New York law. Unless otherwise indicated in any prospectus supplement, Homburger AG will pass upon the validity of the securities to be offered and other legal matters relating to Swiss law. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO AG, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
We are organized under the laws of Switzerland and our registered office and domicile is located in Plan-les-Ouates, Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•
the non-Swiss court had jurisdiction pursuant to the PILA;

•
the judgment of such non-Swiss court has become final and non-appealable;

•
the judgment does not contravene Swiss public policy;

•
the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
We also maintain a website at www.addextherapeutics.com/en/ through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.
We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
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Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023;

•
Our reports on Form 6-K, dated October 20, 2023, and exhibit 99.1 thereto

•
Our reports on Form 6-K, dated October 6, 2023, and exhibit 99.1 thereto

•
Our reports on Form 6-K, dated September 20, 2023, and exhibit 99.1 thereto

•
Our reports on Form 6-K, dated September 5, 2023, and exhibit 99.1 thereto

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Our reports on Form 6-K, dated September 4, 2023, and exhibit 99.1 thereto

•
Our report on Form 6-K, dated August 10, 2023, regarding our interim results for the three-month and six-month periods ended June 30, 2023, including exhibits 99.1 and 99.2 thereto;

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Our report on Form 6-K, dated August 3, 2023, and exhibit 99.1 thereto;

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Our report on Form 6-K, dated July 24, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated June 15, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated June 1, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 18, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 11, 2023, regarding our interim results for the three-month period ended March 31, 2023, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated May 10, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 5, 2023, and exhibit 99.1 thereto;

•
Our second report on Form 6-K, dated April 4, 2023, and exhibits 4.1, 4.2, 4.3, 4.4, 5.1, 10.1, 10.2, 23.1 and 99.1 thereto;

•
Our first report on Form 6-K, dated April 4, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated April 3, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated February 9, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated February 6, 2023, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated January 19, 2023, and exhibit 99.1 thereto; and

•
The description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 14, 2020, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Addex Therapeutics Ltd, Attn: Head of Finance, Chemin des Mines 9, CH-1202 Geneva, Switzerland, or by telephone at +41 22 884 1555.
You also may access these filings on our website at through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Up to 581,981
American Depositary Shares
Representing 69,837,720 Shares
PROSPECTUS
October 23, 2023